Exhibit 99.1

Engility Launches Offering to Reprice Term Loans and

Reaffirms Fiscal Year 2016 Guidance, Excluding Impact of IRG Sale

CHANTILLY, VA – January 30, 2017, Engility Holdings, Inc. (NYSE: EGL) (the “Company”), today announced that it is seeking to reprice its $195 million current principal outstanding B1 term loan maturing in 2020, and its $608 million current principal outstanding B2 term loan maturing in 2023. If the repricing is successful, the interest rates on the terms loans will be reduced. All other terms and conditions under the Company’s senior secured credit facility are expected to remain generally the same. The Company anticipates the repricing transaction will be completed in February 2017. However, there can be no assurance that the Company will complete the transaction, which is subject to market and other customary conditions.

The Company also announced that it has made total principal payments of approximately $37 million since the end of the third quarter of 2016. These principal payments are reflected in the above term loan amounts.

Fiscal Year 2016 Guidance

In addition, the Company announced that it is reiterating its 2016 revenue, adjusted diluted EPS, adjusted EBITDA and operating cash flow guidance ranges it issued on November 1, 2016. The Company is reiterating its fiscal year 2016 GAAP diluted EPS guidance range, excluding an anticipated non-cash goodwill impairment charge estimated to be less than $10 million and the associated tax impact. As disclosed in the Company’s Form 8-K filing on January 9, 2017, the Company expects to incur this charge as a result of the sale of its international development services business, International Resources Group Ltd. (IRG). The table below summarizes the Company’s fiscal year 2016 guidance.

Outlook for FY 2016
Revenue	$2.05 billion - $2.1 billion
GAAP Diluted EPS (1) (2)	$(0.12) - $(0.02)
Adjusted Diluted EPS (1) (2)	$1.56 - $1.66
Adjusted EBITDA (1)	$182 million - $190 million
GAAP operating cash flow (2)	$85 million - $95 million

(1)	2016 GAAP and adjusted diluted EPS guidance assumes weighted-average outstanding shares of approximately 37.5 million. Adjusted diluted EPS assumes total cash tax payments of approximately $1 million. The adjusted diluted EPS and adjusted EBITDA guidance excludes approximately $38 million of amortization of acquired intangible assets, and deal and integration costs associated with the TASC acquisition.
(2)

GAAP diluted EPS assumes a full-year tax benefit of approximately $2 million and excludes any impact from an anticipated non-cash goodwill impairment charge estimated to be less than $10 million and the associated tax impact. GAAP diluted EPS also includes approximately $28 million of bank transaction fees associated with its August 2016 credit facility refinancing and the non-cash write-off of previously capitalized fees associated with

Company’s prior credit facilities. Operating cash flow guidance includes $22 million in cash transaction fees associated with its August 2016 credit facility refinancing, offset in part by $9 million in cash interest expense savings from August 15, 2016 through December 31, 2016. Adjusted diluted EPS is positively impacted by this $9 million cash interest expense savings.

About Engility

Engility (NYSE: EGL) is engineered to make a difference. Built on six decades of heritage, Engility is a leading provider of integrated solutions and services, supporting U.S. government customers in the defense, federal civilian, intelligence and space communities. Our innovative, highly technical solutions and engineering capabilities address diverse client missions. We draw upon our team’s intimate understanding of customer needs, deep domain expertise and technical skills to help solve our nation’s toughest challenges. Headquartered in Chantilly, Virginia, and with offices around the world, Engility’s array of specialized technical service offerings include high-performance computing, cybersecurity, enterprise modernization and systems engineering. To learn more about Engility, please visit www.engilitycorp.com and connect with us on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Engility’s future prospects, projected financial results, estimated integration costs and acquisition related amortization expenses, business plans, as well as the TASC transaction and its expected benefits and the timing of such benefits. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are also used to identify these forward-looking statements. These statements are based on the current beliefs and expectations of Engility’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause Engility’s actual results to differ materially from those described in the forward-looking statements can be found under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2015, and more recent documents that have been filed with the Securities and Exchange Commission (SEC) and are available on the investor relations section of Engility’s website (http://www.engilitycorp.com) and on the SEC’s website (www.sec.gov). Forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, historical information should not be considered as an indicator of future performance.

Media:	Investor Relations:
Roela Santos	Dave Spille
Engility Holdings, Inc.	Engility Holdings, Inc.
(703) 984-6246	(703) 984-6120
Roela.Santos@engilitycorp.com	Dave.Spille@engilitycorp.com